TROIKA MEDIA GROUP, INC.

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO NRS 78.1955 OF THE
NEVADA REVISED STATUTES

The undersigned, Sadiq Toama does hereby certify that:

1.    He is the Chief Executive Officer of Troika Media Group, Inc., a Nevada corporation (the “Corporation”).

2.    The Corporation is authorized to issue 15,000,000 shares of serial preferred stock, (i) 5,000,000 shares of which were designated as Series A Preferred Stock, none of which are outstanding, (ii) 3,000,000 shares of which were designated as Series B Preferred Stock, none of which are outstanding, (iii) 1,200,000 shares of which were designated as Series C Preferred Stock, none of which are outstanding; (iv) 2,500,000 shares of which were designated as Series D Preferred Stock, none of which are outstanding and (v) 500,000 shares of which were designated as Series E Preferred Stock, 500,000 of which are outstanding, so that 2,800,000 shares of Preferred Stock have the status of authorized, but unissued, shares and are available for issuance.

3.    The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as blank check preferred stock, consisting of 15,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors authorized the filing of that certain Certificate of Designation filed with the Nevada Secretary of State on March 17, 2022 (the “Certificate of Designation”), which established the terms of Series E Convertible Preferred Stock, par value $0.01 (“Series E Stock”);

WHEREAS, it is the desire of the Board of Directors to amend the rights, preferences, restrictions and other matters relating to the Series E Stock as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors, pursuant to its authority as aforesaid, does hereby amend and restate the Certificate of Designation to amend and restate the rights, preferences, restrictions and other matters relating to the Series E Stock as follows:

TERMS OF PREFERRED STOCK

Section 1.          Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential

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employee” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(d)(iv).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(c).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Equity Conditions” means each of the following conditions: (i) at all times during the Standstill Period, the Conversion Shares are eligible to be sold pursuant to Rule 144, including that the Corporation is then in compliance with the current public information required under Rule 144, (ii) at all times during the Standstill Period, the Corporation shall have timely delivered shares of Common Stock pursuant to the terms hereof and timely delivered shares of Common Stock upon exercise of the Exchange Warrants (as defined in the Exchange Agreements) pursuant to the terms of the Exchange Warrants, and (iii) at all times during the Standstill Period, no Holder shall have been in possession of any material, nonpublic information received from the Corporation, any subsidiary thereof or any of their respective agents or affiliates, unless the Holder in question has agreed, pursuant to a prior written consent, to receive such material, nonpublic information.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreements” means those certain Exchange Agreements dated as of September 26, 2022, each between the Corporation and each Holder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Holder” shall have the meaning given such term in Section 2.

“Junior Stock” shall have the meaning set forth in Section 9.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 10(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Parity Stock” shall have the meaning set forth in Section 9.

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“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of the date hereof, between the Corporation and each Holder.

“Repurchase Price” means the Stated Value of each share of Preferred Stock; provided, that if the Equity Conditions are not satisfied at all times during the Standstill Period, the Repurchase Price shall mean (i) with respect to the Preferred Stock that is not part of the Standstill Convertible Amount (as defined below), the Stated Value of each such share of Preferred Stock, and (ii) with respect to the Standstill Convertible Amount contemplated to be repurchased, the greater of (x) the Stated Value of each such share of Preferred Stock constituting such Standstill Convertible Amount contemplated to be repurchased, and (y) the product of (A) the Stated Value of each such share of Preferred Stock constituting such Standstill Convertible Amount contemplated to be repurchased and (B) the quotient determined by dividing (I) the greatest VWAP of the shares of Common Stock during the five (5) Trading Day period ending on the Trading Day immediately preceding the Repurchase Date (as defined below), by (II) the lowest Conversion Price in effect during such period.

“Required Holders” shall have the meaning set forth in Section 9.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” shall have the meaning set forth in Section 9.

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Standstill End Date” means November 26, 2022.

“Standstill Period” means the period from the Original Issue Date through and including the Standstill End Date.

“Stated Value” shall have the meaning set forth in Section 2.

“Subsequent Adjustment Period” means the forty (40) Trading Day period beginning on, and including, the Trading Day immediately following the Standstill End Date.

“Subsidiary” means any direct or indirect subsidiary of the Corporation as set and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date Original Issue Date.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means  AST Financial or American Stock Transfer Company, with an address at 6201 15th Avenue, Brooklyn, NY 11219, telephone number is (718) 291-8209, and any successor transfer agent of the Corporation.

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“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2.          Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series E Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 500,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $100.00 (the “Stated Value”). The Preferred Stock will initially be issued either (i) in a physical Preferred Stock certificate or (ii) via book entry by the Corporation’s transfer agent.

Section 3.          Dividends. The Corporation shall pay dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock.

Section 4.          Voting Rights. Preferred Stock shall have no voting rights, except as required by Nevada law and except as set forth in this Section 4. To the extent the Preferred Stock is afforded the right to vote with the Common Stock, it will vote with the holders of Common Stock, on an as-converted basis, with respect to all matters on which the holders of Common Stock are entitled to vote, subject to any applicable Beneficial Ownership Limitations. In addition, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5.          Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the greater of the following amounts:

(a)the aggregate Stated Value of the Preferred Stock; or

(b)the amount the Holder would be entitled to receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock.

The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6.          Conversion.

a)Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time on or after the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(e)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price;

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provided, during the Standstill Period, each Holder may only convert 50% of the Preferred Stock held by such Holder at the beginning of the Standstill Period (the “Standstill Convertible Amount”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue.  Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled, shall resume the status of authorized but unissued shares of preferred stock and shall not be reissued as Series E Convertible Preferred Stock.

b)Accelerated Election at Option of Holder. In addition to the right of each Holder to convert Preferred Stock pursuant to Section 6(a) above, at any time after the tenth (10th) Trading Day during the Subsequent Adjustment Period, any Holder may make an election to shorten the Subsequent Adjustment Period with respect to all or a portion of the Preferred Stock originally held by such Holder (such amount, the “Acceleration Election Percentage”) by delivering notice to the Corporation that it elects to shorten the applicable Subsequent Adjustment Period from forty (40) Trading Days to any number of Trading Days between ten (10) Trading Days and thirty-nine (39) Trading Days, inclusive, solely with respect to the Acceleration Election Percentage of the Preferred Stock originally held by such Holder (each, an “Accelerated Election”). For clarity, an Accelerated Election may apply to any shares of Preferred Stock, including if such shares of Preferred Stock were previously converted and such Holder is entitled to receive Remaining Conversion Shares because the Holder continues to hold any shares of Preferred Stock (including, for the avoidance of doubt, a single share or any fraction of a single share). Upon any Accelerated Election, upon receipt of the Remaining Conversion Shares with respect to the stated value of Preferred Stock subject to such Accelerated Election, which the Corporation shall be required to deliver not later than the earlier of (i) two Trading Days and (ii) the Standard Settlement Period, in each case after such Accelerated Election, after giving effect to any applicable Conversion Price Adjustment, the Holder shall not be eligible for any additional Conversion Price Adjustment with respect to the stated value of the Preferred Stock previously subject to an Accelerated Election, even if the Holder continues to hold any shares of Preferred Stock.

c)Conversion Price. The conversion price for the Preferred Stock shall equal $0.40 (the “Conversion Price”), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Original Issue Date as set forth in Section 7 hereof, it being understood that such adjustment cannot increase the Conversion Price or decrease the number of Conversion Shares. In addition to any other adjustments described in this Section 6(c), so long as the arithmetic average of the daily VWAPs of the Common Stock for the calendar week prior to each of the following respective dates is lower than the Conversion Price at that time, the Conversion Price shall be downwardly adjusted by $0.01 on each of October 24, 2022, October 31, 2022, November 7, 2022, November 14, 2022 and November 21, 2022 (each, an “Initial Conversion Price Adjustment”). Such adjustments shall be effective, automatically and without further action of the Corporation or any Holder. In addition, the Conversion Price shall be downwardly adjusted (collectively with any Initial Conversion Price Adjustment, each a “Conversion Price Adjustment”) upon completion of the Subsequent Adjustment Period to the greater of: (x) 80% of the average of the 10 lowest VWAPs during the Subsequent Adjustment Period; provided, that in the event that a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares (a “Stock Event”) is effected during such period, the VWAPs for all Trading Days during

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such period prior to the effectiveness of such Stock Event shall be appropriately adjusted to reflect such Stock Event and (y) the Floor Price (as defined below) (the “Subsequent Adjustment Price”). Such adjustment shall be effective, automatically and without further action of the Corporation or any Holder at the end of the applicable Subsequent Adjustment Period. In no event shall any adjustment made pursuant to this Section 6(c) result in an increase to the Conversion Price or a decrease to the number of Conversion Shares; provided, however, that upon each Conversion Price Adjustment, for so long as a Holder still holds any shares of Preferred Stock (including, for the avoidance of doubt, a single share or any fraction of a single share), the Preferred Stock held by such Holder shall subsequently be convertible into the number of Conversion Shares such that the Holder will be entitled to the aggregate number of Conversion Shares based on its initial purchase of Preferred Stock pursuant to the Purchase Agreement less the aggregate amount accelerated pursuant to any Accelerated Election convertible at the Conversion Price then in effect following the applicable Conversion Price Adjustment (for purposes of clarity, the total remaining Conversion Shares (“Remaining Conversion Shares”) to be issued following the applicable Conversion Price Adjustment will be equal to the aggregate number of Conversion Shares issuable based on the aggregate Preferred Stock purchased by the Holder pursuant to the Purchase Agreement less the aggregate amount accelerated pursuant to any Accelerated Election at the adjusted Conversion Price, less the difference between (i) all Conversion Shares received by the Holder for conversions of Preferred Stock prior to the applicable Conversion Price Adjustment and (ii) all Conversion Shares received pursuant to the conversion of Preferred Stock that have been accelerated pursuant to any Accelerated Election). Additionally, after each Conversion Price Adjustment, each share of Preferred Stock (or fraction thereof) held by the Holder shall be convertible into the number of Conversion Shares based upon the following formula: (x) Remaining Conversion Shares divided by (y) the number of shares of Preferred Stock (including fractions thereof) still held by the Holder. For the purposes of this Section 6(c), the Floor Price shall be: $0.25 (the “Floor Price”).

d)Mechanics of Conversion.

i.          Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder, Conversion Shares which shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock so long as the Conversion Shares being acquired upon the conversion of the Preferred Stock are registered for resale pursuant to an effective registration statement or if the Conversion Shares are eligible to be sold pursuant to Rule 144. On any date of delivery of Conversion Shares, the Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.  As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.  Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered by 9:00 a.m. (New York City time) on the Original Issue Date, the Corporation agrees to deliver the Conversion Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Original Issue Date, and the Original Issue Date being deemed the “Share Delivery Date” with respect to any such Notice(s) of Conversion. Notwithstanding the foregoing, if the Corporation receives a Notice of Conversion during the Standstill Period or during the Subsequent Adjustment Period, the Corporation shall deliver the number of shares of Common Stock based on the Conversion Price set forth in the applicable Notice of Conversion, and upon the completion of the Subsequent Adjustment Period, the Corporation, if and as applicable, shall true up the number of shares of Common Stock due the Holder based on the determination of the Subsequent Adjustment Price and promptly deliver such additional shares of Common Stock to the Holder, but in no event later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period after the end of the Subsequent Adjustment Period. For the avoidance of doubt, any change in the standard settlement cycle that may be effected pursuant to regulatory action of the Securities and Exchange Commission, including, without limitation through Release No. 34-94196, shall, upon effectiveness of such regulatory action, immediately and automatically update the Corporation’s delivery obligations herein.

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ii.         Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Notice of Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii.        Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(d)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.        Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(d)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale

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price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

v.          Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than the maximum aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding shares of Preferred Stock assuming a Floor Price equal to $0.25 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction), including any Remaining Conversion Shares.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.        Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock.   As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.  Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

vii.       Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Preferred Stock, shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.  The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

e)Beneficial Ownership Limitation.  The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange

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Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 6(e) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder.  A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(e) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(e) shall continue to apply.  Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Section 7.          Certain Adjustments.

a)Stock Dividends and Stock Splits.  If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares

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of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c)Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)Fundamental Transaction.  If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock or 50% or more of the voting power of the Common Stock (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of this Preferred Stock).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate

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Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein. Notwithstanding anything to the foregoing in this Section 7(d), to the extent a Fundamental Transaction is a Repurchase Financing, and the Corporation uses the proceeds of such Repurchase Financing to repurchase all of the shares of Preferred Stock pursuant to Section 8(b), this Section 7(d) shall not be applicable to such Repurchase Financing.

e)Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f)Most-Favored Nation. So long this Preferred Stock is outstanding, upon any issuance by the Corporation of any new security, with any term that the Holder reasonably believes is more favorable to the holder of such security or with a term in favor of the holder of such security that the Holder reasonably believes was not similarly provided to the Holder, then (i) the Holder shall notify the Corporation of such additional or more favorable term within one (1) Business Day of the public announcement of the issuance or amendment (as applicable) of the respective security, and (ii) such term, at Holder’s option, shall become a part of this Certificate of Designation (regardless of whether the Corporation or Holder complied with the notification provision hereof or the Purchase Agreement). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion or exercise discounts, conversion or exercise lookback periods, and discounts to the effective price per share of an offering. If Holder elects to have the term become a part of this Certificate of Designation, then the Corporation shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Holder (the “Acknowledgment”) within one (1) Business Day of Corporation’s receipt of request from Holder, provided that Corporation’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

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g)Notice to the Holders.

i.          Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each record Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.         Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by facsimile or email to each record Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.            Redemption.

a)Generally.  The Preferred Stock is perpetual and has no maturity date.

b)Repurchase of Preferred Stock. At any time on or prior to the first Business Day following the Standstill End Date, so long as at least five (5) Trading Days has elapsed from the Corporation’s public announcement of the consummation of a capital raise necessary to repurchase all outstanding shares of Preferred Stock (the “Repurchase Financing”), the Corporation shall be entitled to purchase, for cash by wire transfer of immediately available funds, all but not less than all, shares of Preferred Stock then held by the Holders for the Repurchase Price. The date of such repurchase shall be referred to as the “Repurchase Date”. For the avoidance of doubt, (i) the Holders shall be entitled, subject to the terms and provisions of this Certificate of Designation, to convert their shares of Preferred Stock during the five (5) Trading Day period referenced in this Section; and (ii) any shares of Preferred Stock previously converted, so long as the Corporation has complied with Conversion Share delivery requirements contemplated hereby, shall not be entitled to be repurchased pursuant to this Section.

c)No Sinking Fund. The Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

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Section 9.            Ranking. Except to the extent that the holders of at least a majority of the outstanding Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of Common Stock and all shares of capital stock of the Corporation authorized or designated after the date of the designation of the Preferred Stock shall be junior in rank to the Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”).  Without limiting any other provision of this Certificate of Designation, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”) or (ii) of pari passu rank to the Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”).

Section 10.            Miscellaneous.

a)Notices.  Any and all notices or other communications or deliveries to be provided by the Holders or the Corporation hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to (i) the Corporation at the address set forth above Attention: Sadiq Toama, Chief Executive Officer, email address stoama@troikamedia.com or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10 or (ii) the applicable Holder at the most current address for such Holder, in the Corporation’s records, or such other email address or address as such Holder may specify for such purposes by notice to the Corporation delivered in accordance with this Section 10.  Any and all notices or other communications or deliveries to be provided by the Corporation or the Holders hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each record Holder or at the email address or address of such Holder appearing on the books of the Corporation or to the Corporation at the address set forth above.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section 8 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).

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The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  The Corporation and each Holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

f)Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)Status of Converted or Redeemed Preferred Stock.    Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chief Executive Officer of the Corporation be and he hereby is authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this __ day of September 2022.

                                Name:    Sadiq Toama
                                Title:    Chief Executive Officer

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), Troika Media Group, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title:

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